INSIGHT NORTH AMERICA PROXY VOTING POLICY

I.	Introduction
Insight North America1 (“Insight”) has adopted this Proxy Voting Policy ("Policy") for the purpose of establishing formal policies and procedures for performing and documenting its fiduciary duty with respect to the voting of client proxies.  Through CAMC, CISC, and PNY, the three SEC-registered investment advisers located at 200 Park Avenue, New York, New York, Insight serves as investment adviser and sub-adviser to institutional separate accounts, private funds, and registered investment companies (collectively, “Clients”).

Pursuant to this Policy, Insight shall vote proxies on behalf of Clients for whom Insight has been given and agreed to accept voting authority.  The fundamental guideline followed by Insight in voting proxies is to ensure that the manner in which shares are voted is in the best interests of Clients and the values of their investments.  Any general or specific proxy voting guidelines provided by a Client or its designated agent in writing will supersede the specific guidelines in this Policy.

Additionally, the Department of Labor (“DOL”) views the fiduciary act of managing ERISA plan assets to include the voting of proxies.  Proxy voting decisions must be made solely in the best interests of the pension plan's participants and beneficiaries.  The DOL has interpreted this requirement as prohibiting a fiduciary from subordinating the retirement income interests of participants and beneficiaries to unrelated objectives.  The guidelines in this Policy have been formulated to ensure decision-making consistent with these fiduciary responsibilities.

Note: this Proxy Voting Policy will be reviewed at least annually.

II.	Client Disclosure and Recordkeeping
1.	In addition to this Policy, Clients may obtain information on how Insight voted their proxies.
2.	Additionally, Insight will maintain proxy voting records for its advisory clients, consistent with the Investment Advisers Act of 1940, as amended (the "Advisers Act").
3.
For Clients that are registered investment companies, Insight will disclose this Policy to the shareholders of such funds and make filings with the Securities and Exchange Commission (“SEC”) with regard to the specific proxy votes that Insight cast as shareholders of portfolio securities in accordance with the rules and regulations under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

4.
Certain Clients may participate in securities lending programs.  If Insight is aware that a material event will occur affecting securities on loan, Insight will be obligated to call such loan in time to vote the proxies; however, with respect to other voting matters involving securities on loan, Insight would generally not vote with respect to such securities.

1 Investment advisory services in North America are provided through four different SEC-registered investment advisers using the brand Insight Investment:  Cutwater Asset Management Corp. (CAMC), Cutwater Investor Services Corp. (CISC), Pareto New York LLC (PNY) and Pareto Investment Management Limited (PIML).  CAMC, CISC and PNY are located at 200 Park Avenue, New York, New York.  PIML is located at 160 Queen Victoria Street, London.  This Proxy Policy pertains to the investment advisory services provided by Insight North America, excluding PIML, due to PIML’s location in the UK.

III.	General Policy Regarding Proxy Voting
Implicit in the initial decision to retain or invest in the security of a corporation is approval of its existing corporate ownership structure, its management, and its operations. Accordingly, proxy proposals that would change the existing status of a corporation will be reviewed carefully and supported only when it seems clear that the proposed changes are likely to benefit the corporation and its shareholders.  Notwithstanding this favorable predisposition, management will be assessed on an ongoing basis both in terms of its business capability and its dedication to the shareholders to ensure that, our continued confidence remains warranted.  If it is determined that management is acting on its own behalf instead of for the well-being of the corporation, Insight will vote to support shareholder proposals, unless other mitigating circumstances are present.  Additionally, situations may arise that involve an actual or perceived conflict of interest. For example, Insight may manage assets of a pension plan of a company whose management is soliciting proxies, or an employee may have a close relative who serves as a director or executive of a company that is soliciting proxies.  In all cases, the manner in which Insight votes proxies must be based on Clients' best interests and not the product of the conflict.

In furtherance of Insight’s goal to vote proxies in the best interests of clients, Insight follows procedures designed to identify and address material conflicts that may arise between Insight’s interests and those of its Clients before voting proxies for Client securities.

Insight’s detailed policies and procedures with respect to conflicts of interest and specific proxy voting guidelines can be found in Sections V. and VI. of this Policy, below.

IV.	Procedures for Identifying Conflicts of Interest

Insight will monitor the potential for conflicts of interest with respect to proxy voting recommendations or directions both as a result of personal relationships, significant Client relationships (those accounting for greater than 15% of annual revenues), or special circumstances that may arise during the conduct of Insight’s or its affiliates’ business.

1.
The Chief Compliance Officer (“CCO”) or her designee will determine whether a conflict of interest is material.  A conflict of interest will be considered material to the extent that it is determined that such conflict has the potential to influence Insight’s decision-making. Further, a conflict of interest shall be deemed material in the event the issuer that is the subject of the proxy or any executive officer of that issuer has a Client relationship with Insight or its affiliates, of the type described above.  All other materiality determinations will be based on an assessment of the particular facts and circumstances.  The CCO or her designee shall maintain a written record of all materiality determinations in addition to the method used to resolve a material conflict of interest.

2.	If it is determined that a conflict of interest is not material, Insight will vote proxies in accordance with the specific voting policy detailed in Section V, below.

3.	If it is determined that a conflict of interest is material, one or more methods may be used to resolve the conflict, including:

•	disclosing the conflict to the client and obtaining its consent before voting;
•	suggesting to the client that it engage another party to make a recommendation;
•	engaging a third party to recommend a vote with respect to the proxy based on application of the policies set forth herein; or
•	utilizing such other method as is deemed appropriate under the circumstances given the nature of the conflict.

V.	Specific Proxy Voting Guidelines
This Policy and its attendant recommendations attempt to generalize a complex subject. It should be clearly understood that specific fact situations, including differing voting practices in jurisdictions outside the United States, might warrant departure from these guidelines.  In such instances, the relevant facts will be considered, and if a vote contrary to these guidelines is indicated it will be cast and the reasons therefore recorded in writing.

1.	ROUTINE MATTERS
               Routine proxy proposals, amendments, or resolutions are typically proposed by management and meet the following criteria:
a.	They do not measurably change the structure, management control, or operation of the corporation.
b.	They are consistent with industry standards as well as the corporate laws of the state of incorporation.

Voting Recommendation
Insight will normally support the following routine proposals:
a.	To increase authorized common shares.
b.	To increase authorized preferred shares as long as there are not disproportionate voting rights per preferred share.
c.	To elect or re-elect directors.
d.	To appoint or elect auditors.
e.	To approve indemnification of directors and limitation of directors' liability.
f.	To establish compensation levels.
g.	To establish employee stock purchase or ownership plans.
h.	To set time and location of annual meeting.

2.	NON-ROUTINE PROPOSALS
a.	Social Issues
Proposals in this category involve issues of social conscience.  They are typically proposed by shareholders who believe that the corporation's internally adopted policies are ill advised or misguided.  If Insight has determined that management is generally socially responsible, we typically vote against the following shareholder proposals:

1)	To enforce restrictive energy policies.
2)	To place arbitrary restrictions on military contracting.
3)	To bar or place arbitrary restrictions on trade with other countries.
4)	To restrict the marketing of controversial products.
5)	To limit corporate political activities.
6)	To bar or restrict charitable contributions.

7)	To enforce a general policy regarding human rights based on arbitrary parameters.
8)	To enforce a general policy regarding employment practices based on arbitrary parameters.
9)	To enforce a general policy regarding animal rights based on arbitrary parameters.
10)	To place arbitrary restrictions on environmental practices.

b.     Financial/Corporate Issues
Proposals in this category are usually offered by management and seek to change a corporation's legal, business or financial structure.Insight will generally vote in favor of the following management proposals provided the position of current shareholders is preserved or enhanced:
1)	To change the state of incorporation.
2)	To approve mergers, acquisitions or dissolution.
3)	To institute indenture changes.
4)	To change capitalization.

c.     Shareholder Rights
Proposals in this category are made regularly both by management and shareholders. They can be generalized as involving issues that transfer or realign board or shareholder voting power. Insight typically would oppose any proposal aimed solely at thwarting potential takeover offers by requiring, for example, super-majority approval.  At the same time, we believe stability and continuity promote profitability.  The guidelines in this area seek to find a middle road, and they are no more than guidelines.  Individual proposals may have to be carefully assessed in the context of their particular circumstances.

Insight will generally vote in favor of the following management proposals:
1)	To require majority approval of shareholders in acquisitions of a controlling share in the corporation.
2)	To institute staggered board of directors.
3)	To require shareholder approval of not more than 66 2/3% for a proposed amendment to the corporation's by-laws.
4)	To eliminate cumulative voting.
5)	To adopt anti-greenmail charter or by-law amendments or to otherwise restrict a company's ability to make greenmail payments.
6)	To create a dividend reinvestment program.
7)	To eliminate preemptive rights.
8)	To eliminate any other plan or procedure designed primarily to discourage a takeover or other similar action (commonly known as a "poison pill").

Insight will generally vote against the following management proposals:
1)	To require greater than 66 2/3% shareholder approval for a proposed amendment to the corporation's by-laws ("super-majority provisions").
2)	To require an arbitrary fair price be offered to all shareholders that is derived from a fixed formula ("fair price amendments").
3)	To authorize a new class of common stock or preferred stock which may have more votes per share than the existing common stock.
4)	To prohibit replacement of existing members of the board of directors.

5)	To eliminate shareholder action by written consent without a shareholder meeting.
6)	To allow only the board of directors to call a shareholder meeting or to propose amendments to the articles of incorporation.
7)	To implement any other action or procedure designed primarily to discourage a takeover or other similar action (commonly known as a "poison pill").
8)	To limit the ability of shareholders to nominate directors.

Insight will generally vote in favor of the following shareholder proposals:
1)	To rescind share purchases rights or require that they be submitted for shareholder approval, but only if the vote required for approval is not more than 66 2/3%.
2)	To opt out of state anti-takeover laws deemed to be detrimental to the shareholder.
3)	To change the state of incorporation for companies operating under the umbrella of anti- shareholder state corporation laws if another state is chosen with favorable laws in this and other areas.
4)	To eliminate any other plan or procedure designed primarily to discourage a takeover or other similar action.
5)	To permit shareholders to participate in formulating management's proxy and the opportunity to discuss and evaluate management's director nominees, and/or to nominate shareholder nominees to the board
6)	To require that the board's audit, compensation, and/or nominating committees be comprised exclusively of independent directors.
7)	To adopt anti-greenmail charter or by-law amendments or otherwise restrict a company's ability to make greenmail payments.
8)	To create a dividend reinvestment program.
9)	To recommend that votes to "abstain" not be considered votes "cast" at an annual meeting or special meeting, unless required by state, law.
10)	To require that "golden parachutes" be submitted for shareholder ratification.

Insight will generally vote against the following shareholder proposals:
1)	To restore preemptive rights.
2)	To restore cumulative voting.
3)	To require annual election of directors or to specify tenure.
4)	To eliminate a staggered board of directors.
5)	To require confidential voting.
6)	To require directors to own a minimum amount of company stock in order to qualify as a director or to remain on the .board.
7)	To dock director pay for failing to attend board meetings.

VI.	VOTING PROCESS
The CCO is responsible for voting proxies on behalf of Clients for whom Insight has been given and agreed to accept voting authority, and will generally vote proxies in accordance with these guidelines.  In circumstances in which the subject matter of the vote is not covered by these guidelines, or) or Insight believes it may be necessary, in the best interests of shareholders, to vote contrary to our general guidelines, the CCO will discuss the matter with the CEO and General Counsel of Insight, who will be responsible for making the definitive determination as to how the proxy matter will be voted.

Any questions regarding this Policy may be directed to the CCO of Insight.

VII.         Trust Indentures
From time to time, Insight is asked to consent to an amendment to or grant a waiver under a trust indenture or other governing document of a specific financial instrument held by Clients.  Such consents or waivers may cover corporate actions such as tenders, exchanges, registration rights, restructurings and other transactions relating to fixed income holdings of client accounts.

Insight will generally treat such requests for consents not as proxies subject to these proxy voting policies and procedures, but as investment matters to be dealt with by the investment professional covering such instruments, provided that such consents (i) do not relate to the election of a board of directors or appointment of auditors for a public company, (ii) would not otherwise materially affect the structure, management or control of a public company, and (iii) relate to a company in which Clients hold only interests in bank loans or debt securities and are consistent with customary standards and practices for such instruments.  Determinations on voting consents or waivers to these matters are generally driven by Insight’s view of whether the proposed action will result in an economic benefit for the affected Client(s).

VIII.        Recordkeeping

Insight shall maintain the following records relating to proxy voting:
1.	a copy of these policies and procedures;
2.	a copy of each proxy solicitation (including proxy statements) and related materials with regard to each recommendation;
3.	documentation relating to the identification and resolution of conflicts of interest; and
4.	any documents created by Insight that were material to a proxy voting recommendation or that memorialized the basis for that recommendation.

Such records shall be maintained and preserved in an easily accessible place for a period of not less than six years from the time the last entry was made on such record, the first two years in Insight’s office.

Updated July, 2015.